Exhibit 99.1

Graham Packaging: David Bullock Chief Financial Officer (717) 849-8500 Jeff Grossman (717) 771-3220 InvestorRelations@grahampackaging.com

Graham Packaging Company Receives Proposal that Would

Constitute Superior Proposal for its Acquisition by Reynolds

Holdings Group Limited

YORK, PA, June 14, 2011 – Graham Packaging Company Inc. (NYSE: GRM) announced today that it has received a proposal for its acquisition by Reynolds Group Holdings Limited at a price of $25 per share in cash. Reynolds intends to fully finance the payment of the purchase price through fully negotiated financing commitments and cash on hand at Reynolds. The definitive terms and conditions of the proposal have been fully negotiated by Reynolds and Graham.

The board of directors of Graham Packaging, upon the recommendation of its special committee, after consultation with its financial advisor and outside legal counsel, has concluded that this proposal would, if consummated, constitute a superior proposal as compared to the pending transaction with Silgan Holdings Inc. (Nasdaq: SLGN). Graham Packaging has provided notice to Silgan on June 13, 2011 of the board of directors’ determination and its intent to change its recommendation with respect to the pending transaction with Silgan, to terminate the merger agreement with Silgan, and to enter into a binding written definitive agreement with Reynolds after the expiration of a three business day notice period ending on and including Thursday, June 16, 2011.

Under the existing agreement with Silgan, Silgan has the right to adjust the terms of the agreement to make a responsive offer prior to the expiration of such three business day period, and the Graham Packaging board of directors may only change its recommendation for the agreement with Silgan if it determines in good faith, after consultation with its financial advisor and outside legal counsel, that the proposed transaction with Reynolds continues to constitute a superior proposal in light of any responsive offer by Silgan. Graham Packaging’s board of directors has not changed its recommendation with respect to the pending transaction with Silgan.

About Graham Packaging

Graham Packaging is a leading U.S. supplier of plastic containers for hot-fill juice and juice drinks, sports drinks, drinkable yogurt and smoothies, nutritional supplements, wide-mouth food, dressings, condiments and beers; the leading global supplier of plastic containers for yogurt drinks; a leading supplier of plastic containers for liquid fabric care products, dish care products and hard-surface cleaners; and the leading supplier in the U.S., Canada and Brazil of one-quart/liter plastic motor oil containers. Graham Packaging proforma net sales (after taking into account the acquisition of Liquid Container in September 2010), approximates $2.8 billion. The company employs over 8,300 associates in 15 countries through 97 manufacturing facilities.

Additional Information and Where to Find It:

This communication may be deemed to be solicitation material in respect of the proposed merger transaction involving Graham Packaging and Silgan. In connection with the proposed merger, Silgan filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 containing a preliminary joint proxy statement/prospectus for the stockholders of Graham Packaging and Silgan and each of Graham Packaging and Silgan plan to file other documents with the SEC regarding the proposed merger transaction. The definitive joint proxy statement/prospectus will be mailed to stockholders of Graham Packaging and Silgan. Before making any voting or investment decision, Graham Packaging’s stockholders and investors are urged to read the definitive joint proxy statement/prospectus and other documents filed with the SEC carefully and in their entirety when they become available, because they will contain important information about the proposed merger. Investors and stockholders may obtain, without charge, a copy of the joint proxy statement/prospectus, as well as other relevant documents containing important information about Graham Packaging and Silgan at the SEC’s website (http://www.sec.gov). Graham Packaging’s stockholders will also be able to obtain, without charge, a copy of the definitive joint proxy statement/prospectus and other relevant documents when they become available by directing a request by mail or telephone to Graham Packaging, 2401 Pleasant Valley Road, York, PA 17402, Attention: Investor Relations, (717) 771-3220.

Participants in Solicitation:

Graham Packaging and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from Graham Packaging’s stockholders with respect to the proposed merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Graham Packaging’s stockholders in connection with the proposed merger is set forth in the preliminary joint proxy statement/prospectus filed with the SEC. You can find information about Graham Packaging’s directors and executive officers and their ownership of Graham Packaging’s common stock in Graham Packaging’s annual report on Form 10-K for the fiscal year ended December 31, 2010 and Graham Packaging’s proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on Schedule 14A on April 30, 2010. Stockholders may obtain additional information regarding the interests of Graham Packaging and its directors and executive officers in the proposed merger, which may be different than those of Graham Packaging’s stockholders generally, by reading the preliminary joint proxy statement/prospectus and other relevant documents regarding the proposed merger, when filed with the SEC.

Forward Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Graham Packaging concerning the proposed merger of Graham Packaging with Silgan and other future events and their potential effects on Graham Packaging. Such statements are based upon the current beliefs and expectations of our management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies and risk relating to the merger, many of which are beyond our control.